EXHIBIT 99.1


PRESS RELEASE


MERCURY DEMANDS DUTCH AUCTION TENDER OFFER FOR UNDERVALUED SHARES



GREENWICH, Conn., Oct. 31 /PRNewswire-FirstCall/ -- Mercury Real Estate Advisors LLC, an affiliate of Mercury Partners LLC, a real estate investment management company based in Greenwich, CT, sent the following letter today to Roy Thomas, Texas Pacific Land Trust's (NYSE: TPL - NEWS) General Agent.

                        MERCURY REAL ESTATE ADVISORS LLC
                                  3 River Road
                          Greenwich, Connecticut 06807


                                October 31, 2006

    Texas Pacific Land Trust
    Attn: Roy Thomas, General Agent
    1700 Pacific Avenue
    Suite 1670
    Dallas, TX 75201

    Dear Mr. Thomas:

In response to your letter dated August 18, 2006, we are well aware of the various Securities and Exchange Commission rules and restrictions that Texas Pacific Land Trust ("TPL" or the "Company") faces regarding share repurchases, as well as the thin trading volume of the Company's shares, which makes open-market repurchases by the Company of its own shares challenging at times. However, your management team can and should do more by implementing a "Dutch Auction" tender offer in which the Company could buy back a significantly greater number of shares in a much more efficient manner as compared to daily bidding in the open market. If you feel that you need contacts within an investment bank for assistance in executing a "Dutch Auction" tender offer, we would be pleased to make the appropriate introductions.


Texas Pacific Land Trust must recognize that to maximize value for its certificate holders, cash and cash equivalents of over $12.5 million as of June 30, 2006 must not be left idle on the balance sheet and needs to be used to repurchase shares or, alternatively, immediately returned to shareholders. As the Trust generates steady, recurring income primarily through the sale of its



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land  holdings,  oil and gas  royalties,  grazing  leases and  interest on notes receivable, there are virtually no capital expenditure requirements, and as such, no reason to hold the cash on the balance sheet.


As we have previously expressed, Texas Pacific Land Trust's shares remain dramatically undervalued relative to their liquidation value. Management must seize this opportunity and aggressively buy back shares through a "Dutch
Auction" tender offer, or, alternatively, return all excess cash to its certificate holders. Leaving substantial amounts of cash on the balance sheet is totally unacceptable. We demand an immediate meeting with the Board of Trustees to further discuss the appropriate strategy for realizing the untapped value of the Company.

    Very truly yours,


MERCURY REAL ESTATE ADVISORS LLC
David R. Jarvis                          Malcolm F. MacLean IV
Chief Executive Officer                  President